Exhibit 99.1
CALIBRUS, INC. AGREES TO SELL ITS
THIRD PARTY VERIFICATION BUSINESS

TEMPE, ARIZ. June 21, 2012 - Calibrus, Inc. (CALB), which specializes in social media, mobile applications and hosted business solutions,  announced today that it entered into an asset purchase agreement (the “Agreement”) with Calibrus Hosted Business Solutions, LLC, a newly formed Arizona limited liability company (the “Buyer”), on June 15, 2012.  Under the Agreement, the Buyer will purchase substantially all of the assets of the Company’s hosted business solutions business segment (the “TPV Business”) for $3,000,000 in cash.  The transaction is scheduled to close on or before August 31, 2012.

The Company agreed to sell its TPV business in order to provide funding for Fanatic Fans, its location based social medial/social networking application for smart phones.  Fanatic Fans has been live on the Apple App Store and Android Marketplace since April 2011.  The sale of the TPV business allows Calibrus to focus its efforts, financial resources and management time on Fanatic Fans.

At the closing, the Buyer will pay the Company $2,000,000 in cash and the balance in two installments of $500,000 each twelve and eighteen months after the closing.  The cash payment on the closing will be reduced by the amounts advanced to the Company from the Buyer and a third party under two promissory notes.  A total of $250,000 has been advanced with a final $150,000 due on or before June 28, 2012.

Each of the $500,000 installments of the purchase price is subject to increase or decrease within certain limits depending upon whether the revenues for the periods twelve and eighteen months following the closing are greater or less than $3,500,000 for the TPV Business.

As conditions to closing, among other items, the Company must obtain the approval of its shareholders for the sale of the TPV Business and the consent of certain of its customers to assign the TPV contracts and to have the Buyer perform the services.  The Company may terminate the Agreement if the final advance installment of $150,000 is not funded.

Certain principal shareholders and officers of the Company have agreed to vote for the transaction at the special meeting of stockholders and to deal only with the Buyer in the sale of the TPV Business.  These shareholders represent approximately 38% of the issued and outstanding common stock of the Company.

About Calibrus, Inc.

Calibrus, Inc. develops products and provides services in social media, mobile applications, and hosted business solutions. Through its hosted business solutions business segment, it provides third party verification services, hosted call recording services, and interactive voice response/voice recognition services to a number of telecom, cable and insurance companies.  In addition to operating the TPV Business, Calibrus has developed and is preparing to launch Fanatic Fans, a location-based social networking application for smart phones, and has developed Jabber Monkey.com, a site for expressing and gathering public opinion.  For more information on Calibrus visit www.calibrus.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These forward-looking statements are based largely on the expectations or forecasts of future events, can be affected by inaccurate assumptions, and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the control of management.  Therefore, the actual results could differ materially from the forward-looking statements contained in this press release.  A wide variety of factors that may cause the actual results to differ from the forward-looking statements include, but are not limited to, the following:  whether the transaction to sell the TPV Business will close; the Company's ability to raise sufficient capital in addition to the proceeds from the sale of the TPV Business to implement its business plan for Fanatic Fans; its ability to have Fanatic Fans function as planned; whether there will be a commercial market for Fanatic Fans; its ability to commence revenue operations and then achieve profitable results of operation with Fanatic Fans; whether the Company will be able to adapt its technology to new and different uses; competition from larger, more established companies with far greater economic and human resources than the Company; its ability to attract and retain users and merchants to Fanatic Fans; its ability to attract and retain customers and quality employees; the effect of changing economic conditions; and changes in government regulations, tax rates and similar matters.  These cautionary statements should not be construed as exhaustive or as any admission as to the adequacy of the Company’s disclosures.  The Company cannot always predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements.  In addition, the reader should consider statements that include the words "believes," "expects," "anticipates," "intends," "estimates," "plans," “projections” or other expressions that are predictions of or indicate future events or trends to be uncertain and forward-looking.  The Company does not undertake to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

For additional information regarding the Company please refer to its annual report on Form 10-K for the year ended December 31, 2011 and its quarterly report on Form 10-Q for the three months ended March 31, 2012.

Contact: Kevin Asher, phone 602.778.7516, kasher@calibrus.com.